                                                                    EXHIBIT 99.6

                           STATEMENT OF POSITION OF
                      THE OFFICIAL COMMITTEE OF UNSECURED
                     CREDITORS OF KITTY HAWK, INC. ET AL.

                               A.  The Committee
                                   -------------

     On May 15, 2000, the Office of the United States Trustee filed a Notice of Appointment appointing seven creditors to serve as members of the Official Unsecured Creditors' Committee (the "Committee") of Kitty Hawk, Inc. ("Kitty Hawk") and its subsidiaries, Kitty Hawk Aircargo, Inc., Kitty Hawk Charters, Inc., Kitty Hawk International, Inc., Kitty Hawk Cargo, Inc., Aircraft Leasing, Inc., American International Travel, Inc., Flight One Logistics, Inc., Longhorn Solutions, Inc., and OK Turbines, Inc. Kitty Hawk and its subsidiaries are referred to herein as the "Debtors."

     The seven creditors appointed to serve on the Committee are:

     Avfuel Corporation
     BF Goodrich Aerospace Component & Repair
     Cherry Air
     Chevron Corporation
     HEICO Corporation
     Mercury Air Group, Inc.
     Zantop International Airlines. Inc.

     The law firm of Forshey & Prostok, LLP represented the Committee from May 11, 2000 until September 15, 2000, when the Committee asked Forshey & Prostok to withdraw and selected the law firm Verner, Liipfert, Bernhard, McPherson & Hand, Charted ("Verner Liipfert"). Verner Liipfert has represented the Committee since September 22, 2000. The Committee's financial advisors are Jay Alix & Associates.

     The Committee's duties on behalf of unsecured creditors have been to: (1) provide oversight of the Debtors' actions during the bankruptcy; (2) investigate the acts, conduct, assets, liabilities and financial condition of Debtors and other parties in interest in these cases; (3) monitor the operation of the Debtors' business and the desirability of the continuance of such business; (4) request, if necessary, the appointment of a trustee or examiner; (5) participate with the Debtors in the formulation of a plan of reorganization; (6) provide recommendations to unsecured creditors on any proposed plan of reorganization.

                          B.  The Proposed Treatment
                              ----------------------

     THE COMMITTEE BELIEVES THAT THE PLAN AND THE SETTLEMENT WITH THE NOTEHOLDERS EMBODIED THEREIN IS IN THE BEST INTEREST OF THE GENERAL UNSECURED CREDITORS AND RECOMMENDS THAT ALL GENERAL UNSECURED CREDITORS VOTE TO APPROVE THE PLAN.

     The Debtors first proposed a plan of reorganization on October 10, 2000 (the "Original Plan"). The Original Plan provided for a settlement with the Noteholders whereby the

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Noteholders would receive 85% of the equity in the reorganized Kitty Hawk and the general unsecured creditors would receive the remaining 15% percent. The Committee opposed the Original Plan and recommended that general unsecured creditors vote to reject it.

     After extensive discovery and litigation over the confirmability of the Original Plan and other issues relating to the treatment of unsecured creditors, the Debtors and the Committee reached a settlement. The salient features of the settlement are: (1) General unsecured creditors will receive 20% of the equity in the reorganized Debtors, as opposed to 15%; (2) The Plan includes provisions requiring Kitty Hawk to pay up to an additional $3,000,000 to general unsecured creditors based upon the total amount of allowed unsecured claims; (3) The Plan provides for Kitty Hawk to release all preference, fraudulent conveyance, and other avoidance claims under sections 544 through 551 of the Bankruptcy Code against all general unsecured creditors; (4) The Plan also provides for Debtors to fund an oversight post-confirmation Committee to assure that legitimate unsecured claims become allowed claims.

                   C.  Range of Values of the Distributions
                       ------------------------------------

     The treatment of general unsecured creditors under the Plan contemplates distributing 20% of the stock of the reorganized entity to general unsecured creditors on a pro-rata basis based upon claims. Assuming a value of the reorganized Kitty Hawk of $125 million and a general unsecured creditor class of $94 million, which are the amounts reflected in the Disclosure Statement, the expected recovery under the Plan would be approximately 26%.

     The Debtors' current estimate is that allowed general unsecured claims total $94 million. The $94 million estimate does not include certain claims for rejection damages that are currently on file, any rejection claims that will be created upon confirmation of the Plan, and assumes that Kitty Hawk will be successful in disallowing or otherwise resolving several large claims./1/

     Given the distributions contemplated under the Plan, the value of the reorganized entity would have to decrease to approximately $42 million before distributions under the Plan would be equivalent to the maximum amount a creditor could expect in liquidation. Even at this level, certain creditors of certain Debtors would receive distributions in excess of what would be expected in a liquidation. The table attached hereto as Exhibit 1 shows potential distributions to creditors given various valuation assumptions.

     The Plan also provides for reorganized Kitty Hawk to make a $1,500,000 payment to general unsecured creditors on March 31, 2004, if allowed general unsecured claims exceed $85,000,000, and an additional $1,500,000 payment on March 31, 2005, if allowed general unsecured claims exceed $90,000,000. If allowed unsecured claims exceed $90,000,000 and Kitty Hawk is required to pay unsecured creditors the additional $3,000,000 according to the Plan, the result is an additional 2% - 3% recovery to general unsecured creditors based upon the total amount of general unsecured claims. The Plan provides that Debtors have until 120 days after the effective date of the Plan to file objections to claims. Accordingly, the actual amount of allowed unsecured claims is not yet determinable.

______________________

/1/ It is possible, but not probable, that these claims would be allowed. If so, the creditor class could exceed $200 million.

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     The Committee believes the release of Chapter 5 causes of action against unsecured creditors is an important benefit to general unsecured creditors. The Debtors' Statements of Financial Affairs list approximately 2,542 payments totaling over $218,199,566.32 to creditors within the 90 days immediately before the petition date. If not settled and released as part of the Plan, the recipients of these payments risk being sued by the Debtors to recover the amounts paid as preferences under section 547 of the Bankruptcy Code. Among these payments are payments to certain members of the Committee:

     Avfuel Corporation                          $ 5,849,333.69
     BF Goodrich Aerospace Component & Repair    $ 1,150,509.89
     Cherry Air                                  $ 1,728,393.56
     Chevron Corporation                         $11,184,955.25
     Mercury Air Group, Inc.                     $10,190,407.74
     Zantop International Airlines, Inc.         $   301,733.56

     If not for the global settlement among the Noteholders, the Committee and the Debtors, the Debtors may seek to recapture certain pre-petition payments as preference payments. The proceeds from the recovery of these preference payments would then be distributed pro rata to the unsecured creditors, with the majority of the proceeds expected to be allocated to satisfy the Noteholders' deficiency claim. To assure that unsecured creditors who are receiving stock are not then subjected to suits to recover actual dollars, the Committee negotiated the releases to maximize the value of the distribution to all unsecured creditors. If not for the inclusion of this provision, unsecured creditors faced substantial risk of being sued and the money recovered going to constituencies other than the unsecured creditors on a pro rata basis.

                       D.   Consequences of Liquidation
                            ---------------------------

     As disclosed in the Disclosure Statement, if the Plan is not confirmed, it is possible that the Debtors' Chapter 11 cases would be converted to cases under Chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. The Debtors prepared the liquidation analysis assuming an orderly liquidation of the Debtors in Chapter 11.

     In a Chapter 7 liquidation, it is likely that the proceeds available for distribution to general unsecured creditors would be less due to the costs and expenses associated with a Chapter 7 liquidation, namely, the Chapter 7 administrative expenses. Nevertheless, utilizing the expected proceeds outlined by the Debtors in Appendix "B" to the Disclosure Statement, the maximum recovery to certain creditors would be approximately 8.95% with an average recovery of approximately 5.22%, assuming a creditor class of approximately $94.7 million. These potential distributions reflected in the liquidation analysis assume that the Debtors and general unsecured trade creditors are unsuccessful in limiting the Noteholders' subsidiary guarantees.

               E.   Risks Unsecured Creditors Should Know About
                    -------------------------------------------

     There are significant risks to general unsecured creditors associated with the Debtors' current Plan. Kitty Hawk's current operations are focused upon three separate and distinct business activities: Scheduled Freight Operations, Postal Operations, and ACMI Services. Each

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of these business activities are subject to significant risks and uncertainties.
If Kitty Hawk were to encounter the negative consequences of these risks, the impact upon the profitability and value of the reorganized entity would be significant.

Scheduled Freight
-----------------

     Scheduled freight operations are seasonal in nature with a majority of the activity conducted in the second half of the year. Consequently, Kitty Hawk historically experiences its lowest volumes during the first three months of the year with volumes building thereafter. However, post-petition, Kitty Hawk has seen its overnight volumes erode from volumes of 1.1 million lbs. per night in the fall of 2000 to approximately 750,000 lbs. per night in April, 2001. Normally, Kitty Hawk would expect to see volumes beginning to build in March, but instead, Kitty Hawk has seen a continued erosion in volumes. Kitty Hawk attributes the shrinking volumes to the depressed state of the air cargo industry that has been affected by general economic conditions.

     It is unclear when the air cargo industry will begin seeing increases in demand and return to levels experienced in 2000. Recent operating results suggest that the rebound may be slower than expected. If volumes remain at current levels and the current cost structure remains in place, the Debtors' ability to reorganize and remain a going concern is in doubt.

     On May 15, 2001, Kitty Hawk announced that they had reached a significant agreement with Eagle Global Logistics that the Debtors view as being very favorable to Kitty Hawk. The agreement reportedly calls for the combination of the Kitty Hawk and Eagle airfreight systems where Kitty Hawk will act as the system manager and operator. In turn, Eagle has committed to purchase approximately 50% of the capacity of the system. The projections included in the Disclosure Statement reflect the Debtors' assessment of the impact of the proposed transaction that has been documented by a letter agreement dated May 14, 2001. Given Kitty Hawk's current book of business and the capacity acquired by Eagle, the combined system is projected to operate at or near capacity.
Given the recent announcement of the agreement and the recent revisions to the projections reflected in the Disclosure Statement, the Committee and its professionals have not had an opportunity to fully review the contract or the revised projections and have not arrived at an opinion as to the reasonableness of the assumptions reflected in the projections.

US Postal Service ("USPS")
--------------------------

     In January 2001, the USPS and Federal Express Corporation ("FedEx") announced an agreement with FedEx to provide air freight service to the USPS.
As the result of this agreement and other cost reduction efforts contemplated by the USPS, there is a significant risk that Kitty Hawk's contracts with the USPS for services performed out of its hub operations in Sacramento, California may be adversely affected. Consequently, the USPS may terminate or restructure their existing contract with Kitty Hawk.

     The projections in the Disclosure Statement reflect management's assumption that the W-Net contract with the USPS will be terminated effective August,2001, and the impact it will have on Kitty Hawk's operations. If termination were to occur, Kitty Hawk may be entitled to a

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"termination for convenience" claim. This "termination for convenience" claim has not been determined but has been estimated in the tens of millions of dollars. The effect of any settlement of this claim is not reflected in the projections or in the determination of the value of the reorganized entity.

     In addition to the USPS contract discussed above, Kitty Hawk has historically been awarded contracts to provide holiday season charters for the USPS. These contracts, often referred to as the C-Net contracts, are generally submitted in the summer of each year and awarded in August of the same year. Kitty Hawk has been providing services to the USPS under the C-NET contracts since 1996. The C-NET contracts are extremely profitable contracts for Kitty Hawk and are projected to contribute approximately $11 million to EBITDA annually. The loss of these contracts could have a material adverse effect on the profitability and overall value of Kitty Hawk. Given the valuation assumptions outlined in the Disclosure Statement, the loss of the C-NET contract could negatively affect the value of the reorganized Kitty Hawk by up to approximately $50 million.

ACMI Services
-------------

     Kitty Hawk's ACMI business is dominated by one customer - BAX Global. BAX Global currently leases six aircraft from Kitty Hawk pursuant to an ACMI Contract that expires on December 31, 2001. The projections assume that the contract will be extended or replacement contracts could be negotiated at similar rates. The ACMI contracts are projected to contribute approximately $6.5 million to EBITDA annually. The loss of these contracts could have a material adverse affect on the profitability and overall value of Kitty Hawk. Given the valuation assumptions outlined in the Plan, the loss of the BAX ACMI business and an inability to generate replacement contracts could negatively affect the value of the reorganized Kitty Hawk by up to approximately $30 million.

Other Significant Risk Factors
------------------------------

     In addition to the business risks outlined above, the value of the reorganized Kitty Hawk is influenced by asset sales. The proceeds of these asset sales directly contribute to the value of the reorganized entity as well as provide sources of working capital to fund operations. The Disclosure Statement and the projections contained in Appendix "A" thereto contemplate that Kitty Hawk will be able to effectively market and conclude the sale of certain assets valued at approximately $35 million, by December 2001. These assets are principally comprised of the Kitty Hawk Charter's operations and other idle aircraft and facilities. The Debtors have attempted to market and sell these assets since the Summer of 2000.

     In addition, with the projected termination of the W-Net contracts, Kitty Hawk has projected that twelve aircraft will be idled and marketed for sale beginning in September, 2001, or surrendered to secured lenders. The sale or surrender of these assets is projected to occur during 2002, and generate proceeds of approximately $15 million. The net amounts realized on the sale of these assets will have a direct impact on the value of the reorganized entity. To the extent Kitty Hawk is unable to conclude the sale of these assets for amounts reflected in the projections, the value and liquidity of the reorganized entity will be affected.

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

     The Plan and Disclosure Statement contemplate that Kitty Hawk will emerge from bankruptcy without a working capital facility to fund operations. Management projects that cash on hand at confirmation and cash generated from the operations and asset sales will be sufficient to fund ongoing capital requirements. If Kitty Hawk is unable to conclude the sale of Kitty Hawk Charters and other assets prior to December, 2001, or if Kitty Hawk is unable to arrange for a revolving credit facility to fund working capital requirements, Kitty Hawk may be unable to generate sufficient resources to fund ongoing operations and peak season demands. These working capital limitations may have a material adverse effect on the operations of the reorganized entity.

     In spite of the risks described above, the Committee believes that the Plan and the proposed settlement with the Noteholders provide the best recovery to general unsecured creditors as a whole. For these reasons, YOUR COMMITTEE URGES YOU TO APPROVE THE PLAN PROPOSED BY THE DEBTORS.
       -------

     If you have any questions regarding the Plan or the Committee's position, please call either the Co-Chairmen of the Committee, Wayne J. Lovett at (310) 577-8769, or James M. Zantop at (734) 941-8900.


Signed:                                      Signed:


 /s/ Wayne J. Lovett                          /s/ James M. Zantop
-------------------------------------        -----------------------------------
Wayne J. Lovett                              James M. Zantop
Co-Chairman of the Committee                 Co-Chairman of the Committee

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

                                   EXHIBIT 1
                            Kitty Hawk, Inc. et al.
                            -----------------------
     Summary of Estimated Recoveries to General Unsecured Trade Claimants
                      Given Different Estimates of Value

                                                                                                Estimated Value of Equity (2)
                                                                                     -----------------------------------------------
                                                   (1)                                  $ 125,000   $ 75,000    $ 42,402   $ 24,731
                    ---------------------------------------------------------------     Estimated % Recovery to General Unsecured
                      Net Amount        Senior     General   Estimated  Estimated %     Trade Claimants Given Different Estimates
                      Available        Secured    Unsecured   General    Recovery                         of Value
                         for            Notes       Trade    Unsecured      in
                       General        Deficiency  Claimants  Creditors  Liquidation
                      Unsecured         Claim
                      Creditors
                          in
                      Liquidation
                    ----------------------------------------------------------------------------------------------------------------
KH Inc.                     7,315       230,120      8,427    238,547       3.07%          26.4%       15.8%       8.95%      5.22%
KH Cargo                    9,746       230,120      5,820    235,940       4.13%          26.4%       15.8%       8.95%      5.22%
KH Aircargo                23,407       230,120     31,285    261,405       8.95%          26.4%       15.8%       8.95%      5.22%
KH International            5,440       230,120     38,225    268,345       2.03%          26.4%       15.8%       8.95%      5.22%
KH Charters                19,918       230,120     10,578    240,698       8.28%          26.4%       15.8%       8.95%      5.22%
Longhorn Solutions             71       230,120        101    230,221       0.03%          26.4%       15.8%       8.95%      5.22%
Aircraft Leasing            8,362       230,120          -    230,120         n/a            n/a         n/a         n/a        n/a
AIT                             2       230,120        200    230,320       0.00%          26.4%       15.8%       8.95%      5.22%
FOL                             1       230,120          -    230,120         n/a            n/a         n/a         n/a        n/a
OKT                           501       230,120        117    230,237       0.22%          26.4%       15.8%       8.95%      5.22%
                         --------                 --------                -------
    Combined               74,763                   94,753                  5.22%
                         ========                 ========                =======

(1) Information obtained from the liquidation analysis included as Appendix "B" to the Disclosure Statement. Note that the Estimated % Recovery in Liquidation will change to the extent that actual liquidation values, the amount of general unsecured claims, and the distribution of general unsecured claims among the various entities change.

(2) The Estimated % Recovery to General Unsecured Trade Claimants was calculated based upon a 20% distribution to General Unsecured Trade Claimants on a pro-rata basis using various assumptions as to the value of the reorganized
entity.   The estimated recovery reflected above does not reflect the value of the $3 million Contingent Cash Distribution that provides for payments to General Unsecured Trade Creditors of $1.5 million on March 31, 2004 and and $1.5 million on March 31, 2005, in the event Allowed claims exceed $90 million. The Contingent Cash Distribution could provide an additional 2% - 3% return to General Unsecured Trade Creditors.

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